Exhibit 99.2

Dream Finders Appoints Steve Fischer to its Board of Directors
Jacksonville, Fla. – July 17, 2026 — Dream Finders Homes, Inc. (the “Company,” “Dream Finders” or “DFH”) (NYSE: DFH), announced today the appointment of Steve Fischer to the Company’s Board of Directors (the “Board of Directors” or “Board”). Mr. Fischer will serve on the Audit Committee of the Board.
Mr. Fischer brings more than thirty years of executive leadership experience in banking, financial services and public accounting to our Board of Directors. He is currently the President of The Pitney Bowes Bank, a subsidiary of Pitney Bowes Inc. (NYSE: PBI). Previously, he served as President and Chief Executive Officer of TIAA Bank after holding roles of President, Chief Operating Officer and Chief Financial Officer. Prior to that, Mr. Fischer served as Chief Financial Officer of EverBank Financial Corp. (formerly NYSE: EVER), where he played a key role in the company’s growth and public company operations. Before joining EverBank in 2011, Mr. Fischer spent more than 18 years with Deloitte & Touche LLP, ultimately serving as a Partner for a variety of clients including several Fortune 100 entities, as well as mid-sized banks and mortgage companies. Mr. Fischer adds extensive expertise in corporate finance, capital markets and risk management to our Board of Directors. Mr. Fischer earned a Bachelor of Science degree in Accounting and Finance from Florida State University and is a licensed Certified Public Accountant in Florida.
Patrick Zalupski, Founder, Chief Executive Officer and Co-Chairman of Dream Finders, commented, “Steve’s appointment represents another important step in the thoughtful evolution of our Board. His extensive financial, banking and public company expertise will bring valuable perspective to the Board as we continue pursuing our strategic priorities and evaluating opportunities for further growth.”
Mr. Fischer added, “I am honored to join Dream Finders’ Board of Directors at such an important time in the Company’s growth. Dream Finders has built an impressive platform and disciplined financial approach. I look forward to working with the Board and the management team to drive long-term value for the shareholders.”
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH), headquartered in Jacksonville, Florida, was recognized as the 2025 National Builder of the Year by Builder magazine. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Washington D.C., Northern Virginia and Maryland. As the Official Home Builder of the PGA TOUR, the Jacksonville Jaguars and the Tampa Bay Rays, Dream Finders Homes is deeply committed to excellence beyond homebuilding and into the communities it serves. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com